Exhibit 5.1

April 13, 2023

Crane NXT, Co.

950 Winter Street, 4th Floor

Waltham, MA 02451

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 to be filed contemporaneously herewith (the “Registration Statement”) under the Securities Act of 1933, as amended, by Crane NXT, Co., a Delaware corporation (the “Registrant”), relating to 6,889,077 shares of common stock, par value $1.00 per share (“Common Stock”), of the Registrant to be issued from time to time under the Crane Holdings, Co. (formerly Crane Co.) 2018 Amended & Restated Stock Incentive Plan (the “2018 Amended & Restated Plan”).

The undersigned has examined the originals, certified copies or copies otherwise identified to his satisfaction as being true copies of the 2018 Amended & Restated Plan and such other documents as he has deemed necessary or appropriate for purposes of this opinion. Based on the foregoing, the undersigned is of the opinion that the 6,889,077 shares of Common Stock issuable under the 2018 Amended & Restated Plan, when issued under the terms of the 2018 Amended & Restated Plan, will be legally and validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the law of the State of Delaware and federal law of the United States. The foregoing opinions are rendered as of the date of this letter. The undersigned assumes no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

The undersigned is the Senior Vice President, General Counsel and Secretary of the Registrant. The undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul G. Igoe
Paul G. Igoe